                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in this Registration Statement on Form SB-2 and Prospectus of Massachusetts Fincorp, Inc. (proposed holding company for Massachusetts Co-operative Bank) of our report dated March 6, 1998, except note M which is as of May 6, 1998, on the balance sheets of Massachusetts Co-operative Bank as of December 31, 1997 and 1996, and the related statements of income and comprehensive income, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 1997 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts
July 29, 1998